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                                                                     Exhibit 2.1

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                          AGREEMENT AND PLAN OF MERGER

                   DATED AS OF THE 13th DAY OF NOVEMBER, 2001

                                 BY AND BETWEEN

                     ATLANTIC BANK OF NEW YORK, AS PURCHASER

                                       AND

                    YONKERS FINANCIAL CORPORATION, AS SELLER




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                                TABLE OF CONTENTS

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                                                                                     PAGE

                                    ARTICLE I
                                   THE MERGER

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Section 1.01     Structure of the Merger.................................................1

Section 1.02     Bank Merger.............................................................2

Section 1.03     Effect on Outstanding Shares............................................2

Section 1.04     Exchange Procedures.....................................................2

Section 1.05     Dissenters' Rights......................................................4

Section 1.06     Stock Options...........................................................4

                              ARTICLE II
                    REPRESENTATIONS AND WARRANTIES

Section 2.01     Disclosure Letter.......................................................5

Section 2.02     Standards...............................................................5

Section 2.03     Representations and Warranties of Seller................................6

Section 2.04     Representations and Warranties of Purchaser............................22

                              ARTICLE III
                      CONDUCT PENDING THE MERGER

Section 3.01     Conduct of Seller's Business Prior to the Effective Time...............24

Section 3.02     Conduct of Purchaser's Business Prior to the Effective Time............28

Section 3.03     Cooperation............................................................28

                              ARTICLE IV
                               COVENANTS

Section 4.01     Acquisition Proposals..................................................29

Section 4.02     Certain Policies of Seller.............................................30

Section 4.03     Employees and Directors................................................30

Section 4.04     Access and Information.................................................33

Section 4.05     Certain Filings, Consents and Arrangements.............................33

Section 4.06     Antitakeover Provisions................................................33

Section 4.07     Additional Agreements..................................................34

Section 4.08     Publicity..............................................................34

Section 4.09     Stockholders' Meeting..................................................34

Section 4.10     Proxy Statement........................................................34

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Section 4.11     Notification of Certain Matters........................................35

Section 4.12     Advisory Board.........................................................35

Section 4.13     Indemnification........................................................35

Section 4.14     Consulting Agreement for Richard F. Komosinski.........................36

                               ARTICLE V
                      CONDITIONS TO CONSUMMATION

Section 5.01     Conditions to Each Party's Obligations.................................37

Section 5.02     Conditions to the Obligations of Purchaser Under this Agreement........37

Section 5.03     Conditions to the Obligations of Seller................................40

                              ARTICLE VI
                              TERMINATION

Section 6.01     Termination............................................................40

Section 6.02     Effect of Termination..................................................41

Section 6.03     Third Party Termination................................................41

                                   ARTICLE VII
                   CLOSING, EFFECTIVE DATE AND EFFECTIVE TIME

Section 7.01     Effective Date and Effective Time......................................43

Section 7.02     Deliveries at the Closing..............................................43

                             ARTICLE VIII
                             OTHER MATTERS

Section 8.01     Certain Definitions; Interpretation....................................43

Section 8.02     Non-Survival of Representations and Warranties.........................43

Section 8.03     Waiver; Amendment......................................................44

Section 8.04     Counterparts...........................................................44

Section 8.05     Governing Law..........................................................44

Section 8.06     Expenses...............................................................44

Section 8.07     Notices................................................................44

Section 8.08     Entire Agreement; Etc..................................................45

Section 8.09     Assignment.............................................................46

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                                  -ii-

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         This is an Agreement and Plan of Merger, dated as of the 13th day of
November, 2001 (this "Agreement"), by and between Atlantic Bank of New York, a New York State chartered commercial bank ("Purchaser"), and Yonkers Financial Corporation, a Delaware corporation ("Seller").

                             INTRODUCTORY STATEMENT

         The board of directors of each of Purchaser and Seller (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of Purchaser and Seller, respectively, and in the best interests of their respective stockholders, (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with, and in furtherance of, the respective business strategies of Purchaser and Seller and (iii) has approved, at meetings of each of such boards of directors, this Agreement.

         Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Purchaser's willingness to enter into this Agreement, Purchaser and Seller have entered into a stock option agreement (the "Seller Option Agreement"), pursuant to which Seller has granted to Purchaser an option to purchase shares of the common stock of Seller, par value $0.01 per share (the "Seller Common Stock"), upon the terms and conditions therein contained.

         Purchaser and Seller desire to make certain representations, warranties and agreements in connection with the business combination transaction provided for herein and to prescribe various conditions to such transaction.

         In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                                   ARTICLE I

                                   THE MERGER

         SECTION 1.01 STRUCTURE OF THE MERGER. Purchaser will cause a Delaware corporation to be organized as a wholly owned special purpose subsidiary of Purchaser ("Merger Sub"). On the Effective Date (as defined in Section 7.01), Merger Sub will merge (the "Merger") with and into Seller, with Seller being the surviving entity (the "Surviving Corporation"), pursuant to the provisions of, and with the effect provided in, the Delaware General Corporation Law ("DGCL") and pursuant to the terms and conditions of an agreement and plan of merger to be entered into between Merger Sub and Seller in the form attached hereto as Annex A. The separate corporate existence of Merger Sub shall thereupon cease. The Surviving Corporation shall continue to be governed by the laws of the State of Delaware and its separate corporate existence with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Effective Time (as defined in Section 7.01), the certificate of incorporation and bylaws of Seller shall be amended in their entirety to conform to the certificate of incorporation and bylaws of Merger Sub in effect immediately prior to the Effective Time and shall become the certificate of incorporation and bylaws of the Surviving Corporation. At the Effective Time, the directors and officers of Merger Sub shall become the directors and officers of the Surviving Corporation.


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         SECTION 1.02 BANK MERGER. Immediately after the Merger, the board of directors of the Surviving Corporation shall adopt a plan of dissolution (which shall be a plan of complete liquidation and dissolution of the Surviving Corporation for purposes of Section 332(a) and 337(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and shall cause articles of dissolution authorized in accordance with the DGCL to be filed with the Secretary of State of the State of Delaware. Upon the certificate of dissolution becoming effective, Purchaser and Yonkers Savings & Loan Association, F.A., the wholly owned banking subsidiary of Seller (the "Association"), shall enter into a plan of merger (the "Plan of Bank Merger") in the form attached hereto as Annex B (which shall be a plan of complete liquidation and dissolution of Seller for purposes of Sections 332(a) and 337(a) of the Code) pursuant to which the Association will be merged with and into Purchaser (the "Bank Merger") pursuant to and with the effect set forth in the Banking Law of the State of New York and the regulations of the Federal Deposit Insurance Corporation and the Office of Thrift Supervision (the "OTS"). The documentation relating to the Bank Merger shall provide that the directors of Purchaser as the surviving entity of the Bank Merger shall be all of the respective directors of Purchaser immediately prior to such merger.

         SECTION 1.03 EFFECT ON OUTSTANDING SHARES. (a) By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of Seller Common Stock, issued and outstanding at the Effective Time (other than (i) shares the holder of which (the "Dissenting Stockholder") pursuant to any applicable law providing for dissenters' or appraisal rights is entitled to receive payment in accordance with the provisions of any such law, such holder to have only the rights provided in any such law (the "Dissenters' Shares"), (ii) shares held directly or indirectly by Purchaser (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted), (iii) unallocated shares held in Yonkers Financial Corporation 1996 Management Recognition Plan (the "MRP") and (iv) shares held as treasury stock of Seller (the shares referred to in clauses (i), (ii), (iii) and (iv) are hereinafter collectively referred to as the "Excluded Shares")) shall become and be converted into the right to receive $29.00 in cash without interest (the "Merger Consideration").

         (b) As of the Effective Time, each Excluded Share, other than Dissenters' Shares, shall be canceled and retired and cease to exist, and no exchange or payment shall be made with respect thereto.

         (c) As of the Effective Time, all shares of Seller Common Stock other than Excluded Shares shall no longer be outstanding and shall be automatically cancelled and retired and shall cease to exist, and each holder of a certificate formerly representing any such share of Seller Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. After the Effective Time, there shall be no transfers on the stock transfer books of Purchaser.

         SECTION 1.04 EXCHANGE PROCEDURES. (a) At and after the Effective Time, each certificate (each a "Certificate") previously representing shares of Seller Common Stock (except as specifically set forth in Section 1.03) shall represent only the right to receive the Merger Consideration.


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         (b) As of the Effective Time, Purchaser shall deposit, or shall cause to be deposited with a bank or trust company selected by Purchaser to act as exchange agent (the "Paying Agent") pursuant to the terms of an agreement (the "Paying Agent Agreement") in form and substance reasonably satisfactory to Purchaser and Seller, for the benefit of the holders of shares of Seller Common Stock, for exchange in accordance with this Section 1.04, an amount of cash sufficient to pay the aggregate Merger Consideration to be paid pursuant to
Section 1.03.

         (c) As soon as practicable after the Effective Time, but no later than ten (10) business days after the Effective Time, Purchaser shall cause the Paying Agent to mail to each holder of record of a Certificate or Certificates the following (i) a letter of transmittal specifying that delivery shall be effected, only upon the delivery and surrender of the Certificates to the Paying Agent, which shall be in a form and contain any other provisions as Purchaser may reasonably determine; and (ii) instructions in effecting the delivery and surrender of the Certificates in exchange for the Merger Consideration. On the Effective Date, each stockholder of Seller that upon proper delivery and surrender of a Certificate or Certificates to the Paying Agent, together with a properly completed and duly executed letter of transmittal, shall be entitled to receive in exchange therefore a check in an amount equal to the product of the Merger Consideration and the number of shares of Seller Common Stock represented by the Certificate or Certificates delivered and surrendered pursuant to the provisions hereof, and the Certificate or Certificates so surrendered shall forthwith be canceled. If all required documentation for a stockholder is received by the Paying Agent within one hundred twenty (120) days after the Effective Time, Purchaser shall direct the Paying Agent to make payment of the Merger Consideration to such stockholder, with respect to the Certificates so delivered and surrendered, within five (5) business days of the receipt of such documentation. If all required documentation for a stockholder is received by the Paying Agent later than one hundred twenty (120) days after the Effective Time, Purchaser shall direct the Paying Agent to make payment of the Merger Consideration to such stockholder, with respect to the Certificates so delivered and surrendered, within twenty (20) business days after receipt of such documentation. No interest will be paid or accrued on the Merger Consideration. In the event of a transfer of ownership of any shares of Seller Common Stock not registered in the transfer records of Seller prior to the Effective Date, a check for the Merger Consideration may be issued to the transferee if the Certificate representing such Seller Common Stock is presented to the Paying Agent, accompanied by documents sufficient, in the reasonable discretion of Purchaser and the Paying Agent, (i) to evidence and effect such transfer and
(ii) to evidence that all applicable stock transfer taxes have been paid.

         (d) From and after the Effective Time, there shall be no transfers on the stock transfer records of Seller of any shares of Seller Common Stock that were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to Purchaser or the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 1.04.

         (e) Any portion of the aggregate Merger Consideration or the proceeds of any investments thereof that remains unclaimed by the stockholders of Seller for twelve (12) months after the Effective Time shall be repaid by the Paying Agent to Purchaser. Any stockholders of Seller who have not theretofore complied with this Section 1.04 shall thereafter look only to Purchaser for payment of the Merger Consideration deliverable in respect of each share of Seller


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Common Stock such stockholder holds as determined pursuant to this Agreement without any interest thereon. If outstanding Certificates for shares of Seller Common Stock are not delivered and surrendered or the payment for them is not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Purchaser (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of Purchaser, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of Seller Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such person of a bond in such amount as the Paying Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

         SECTION 1.05 DISSENTERS' RIGHTS. Notwithstanding anything in this Agreement to the contrary, any shares of Seller Common Stock that are issued and outstanding as of the Effective Time and that are held by a stockholder who has properly exercised his or her appraisal rights under the DGCL shall not be converted into the right to receive the Merger Consideration unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, his or her right to dissent from the Merger under the DGCL and to receive such consideration as may be determined to be due with respect to such Dissenters' Shares pursuant to and subject to the requirements of the DGCL. If any such Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost the right to dissent, the Dissenters' Shares held by the holder shall thereupon be treated as though such Dissenters' Shares had been converted into the right to receive the Merger Consideration pursuant to
Section 1.03. Seller shall give Purchaser (i) prompt notice of any notice or demands for appraisal or payment for shares of Seller Common Stock, attempted withdrawals of any such demands and any other instruments served pursuant to the DGCL and received by Seller relating to stockholders' rights of appraisal and
(ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices. Seller shall not, without the prior written consent of Purchaser, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

         SECTION 1.06 STOCK OPTIONS. At the Effective Time, each option granted by Seller to purchase shares of Seller Common Stock (each a "Seller Option"), which is outstanding and unexercised immediately prior thereto, whether or not then vested or exercisable, shall be cancelled and all rights thereunder shall be extinguished. As consideration for such cancellation, Seller shall enter into an agreement with each holder of a Seller Option to make payment immediately prior to the Effective Time to each such holder of a Seller Option of an amount determined by multiplying (x) the number of shares of Seller Common Stock subject to such holder's Seller Option by (y) an amount equal to the excess (if any) of (i) the Merger Consideration, over (ii) the exercise price per share of such Seller Option; PROVIDED, HOWEVER, that no such payment shall be made to such holder unless and until such holder has agreed to


                                      -4-
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such payment and has executed and delivered to Seller an instrument in such form prescribed by Purchaser and reasonably satisfactory to Seller accepting such payment in full settlement of his or her rights relative to Seller Option. Prior to the date hereof (in the case of the individuals listed in Section 1.06 of Seller Disclosure Schedule) and within thirty (30) days thereafter (in the case of all others) Seller shall obtain the written consent to the provisions of this
Section 1.06 on the form prescribed by the Purchaser of each person who is the holder of options outstanding under the 1996 Stock Option and Incentive Plan
(the "Seller Option Plan") that will not, by their terms, expire prior to the Effective Time.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

         SECTION 2.01 DISCLOSURE LETTER. On or prior to the date hereof, Seller has delivered to Purchaser a letter (its "Disclosure Letter") setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate in relation to any or all of its covenants, representations and warranties (and making specific reference to the Section of this Agreement to which they relate), other than Section 2.03(h); provided, that
(a) no such fact, circumstance or event is required to be set forth in the Disclosure Letter as an exception to a covenant, representation or warranty (it being understood that items to be set forth in response to Sections 2.03(n) (the first sentence only) and 2.03(t)(iii) and are intended as informational disclosures and not to constitute exceptions to the applicable representation or warranty) if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standards established by Section 2.02, and (b) the mere inclusion of a fact, circumstance or event in the Disclosure Letter shall not be deemed an admission by a party that such item represents a material exception or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section 2.02(b)).

         SECTION 2.02 STANDARDS. (a) No representation or warranty of Seller or Purchaser contained in Section 2.03 or 2.04, respectively, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, on account of the existence of any fact, circumstance or event unless, as a direct or indirect consequence of such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Section 2.03 or 2.04, as applicable, there is reasonably likely to exist a Material Adverse Effect. Seller's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached as a result of effects arising solely from actions taken in compliance with this Agreement or a written request of Purchaser.

         (b) As used in this Agreement, the term "Material Adverse Effect" means either (i) an effect which (A) is material and adverse to the business, financial condition, results of operations or prospects of Seller or Purchaser, as the context may dictate, and its subsidiaries taken as a whole, other than any such effect attributable to or resulting from (x) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (y) any change in GAAP (as defined herein) or regulatory accounting principles, in each case which affects banks, thrifts or their holding companies generally, except to the extent any such condition or change affects the referenced party to a materially greater


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extent than banks, thrifts or their holding companies generally, or (z) any change in interest rates, provided, that any such change in interest rates shall not affect the referenced party to a materially greater extent than banks, thrifts or their holding companies generally, and provided further, that any such change shall not have a materially adverse effect on the credit quality of such party's assets, or the ability from a legal or regulatory standpoint of such party and its subsidiaries to consummate the transactions contemplated hereby, or (B) adversely affects the ability of Seller or Purchaser, as the context may dictate, to perform its material obligations hereunder or (C) materially and adversely affects the timely consummation of the transactions contemplated hereby or (ii) the failure of a representation or warranty contained in any of the following Sections to be true and correct: 2.03(a)(i) and (ii), 2.03(b), 2.03(c), 2.03(d), the last sentence of 2.03(f), 2.03(g),
2.03(h), 2.03(r), 2.03(w), 2.03(z), the first two sentences of Section 2.03(cc), 2.04(a), 2.04(b), 2.04(g) and 2.04(h) to be true and correct in all material respects.

         (c) For purposes of this Agreement, "knowledge" shall mean, with respect to a party hereto, actual knowledge of the members of the Board of Directors of that party, its counsel, any officer of that party with the title ranking not less than assistant vice president and any officer with an employment or change in control agreement.

         SECTION 2.03 REPRESENTATIONS AND WARRANTIES OF SELLER. Subject to Sections 2.01 and 2.02, Seller represents and warrants to Purchaser that, except as specifically disclosed in the Disclosure Letter of Seller:

         (a) ORGANIZATION. (i) Seller is a corporation duly organized and validly existing under the laws of the State of Delaware, and is a savings and loan holding company duly registered with the OTS under the Home Owners' Loan Act, as amended ("HOLA"). Seller has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Seller owns beneficially and of record all of the shares of capital stock of the Association.

             (ii) The Association is a stock savings and loan association duly organized and validly existing under the laws of the United States of America. The deposit accounts of the Association are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Savings Association Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Each Subsidiary (as defined below) of Seller (other than the Association) is a corporation, limited liability company or partnership duly organized and validly existing under the laws of the States of Delaware or New York. Each of the Association and its Subsidiaries has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. As used in this Agreement, unless the context requires otherwise, the term "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes or which is controlled, directly or indirectly, by such party, including without limitation, with respect to Seller, the Association.

             (iii) Seller and each Subsidiary of Seller is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.


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             (iv) The Disclosure Letter sets forth all of the Subsidiaries of
Seller and all entities (whether corporations, partnerships, or similar organizations), including the corresponding percentage ownership in which Seller owns, directly or indirectly, 5% or more of the ownership interests as of the date of this Agreement and indicates for each Subsidiary, as of such date, its jurisdiction of organization and the jurisdiction wherein it is qualified to do business. All of the Subsidiaries are in compliance with all applicable laws, rules and regulations relating to direct investments in equity ownership interests. Seller owns, either directly or indirectly, all of the outstanding capital stock of each of its Subsidiaries. No Subsidiary of Seller (other than the Association) is an "insured depositary institution" as defined in the Federal Deposit Insurance Act, as amended (the "FDIA"), and applicable regulations thereunder. All of the shares of capital stock of each of the Subsidiaries (including the Association) held by Seller or by another Subsidiary of Seller are validly issued, fully paid, nonassessable and not subject to any preemptive rights and are owned by Seller or a Subsidiary of Seller free and clear of any claims, liens, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws) and there are no agreements or understandings with respect to the voting or disposition of any such shares.

         (b) CAPITAL STRUCTURE. (i) The authorized capital stock of Seller consists of 4,500,000 shares of Seller Common Stock and 100,000 shares of preferred stock of Seller, par value $0.01 per share ("Seller Preferred Stock"). As of the date of this Agreement: (A) 2,228,739 shares of Seller Common Stock were issued and outstanding, (B) no shares of Seller Preferred Stock were issued and outstanding, (C) no shares of Seller Preferred Stock were reserved for issuance, (D) no shares of Seller Common Stock were reserved for issuance except 357,075 shares of Seller Common Stock were reserved for issuance pursuant to Seller Stock Option Plan and 28,925 Shares of Seller Common Stock were reserved for issuance under the MRP, and (E) 1,342,011 shares of Seller Common Stock were held by Seller in its treasury or by its Subsidiaries. All outstanding shares of Seller Common Stock are validly issued, fully paid and nonassessable and not subject to any preemptive rights and, with respect to shares held by Seller in its treasury or by its Subsidiaries, are free and clear of all liens, claims, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws) and there are no agreements or understandings with respect to the voting or disposition of any such shares. The Disclosure Letter sets forth a complete and accurate list of all options to purchase Seller Common Stock that have been granted and are outstanding pursuant to the Seller Option Plan and all restricted stock grants under Seller's MRP including the dates of grant, exercise prices, dates of vesting, dates of termination and shares subject to each grant. Seller has not, since September 30, 2000 adopted or modified the terms of any stock option plan or restricted stock or phantom stock plan or any grants under the Seller Option Plan.

         The authorized capital stock of the Association consists of 4,500,000 shares of common stock, par value $0.01 per share (the "Association Common Stock"), and 100,000 shares of preferred stock, par value $0.01 per share (the "Association Preferred Stock"). As of the date of this Agreement, 3,570,750 shares of the Association Common Stock were outstanding, no shares of the Association Preferred Stock were outstanding and all outstanding shares of the Association Common Stock were, and as of the Effective Time will be, owned by Seller. All of the outstanding shares of the Association Common Stock are validly issued, fully paid and nonassessable.

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             (ii) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Seller may vote are issued or outstanding.

             (iii) As of the date of this Agreement and, except for this Agreement, Seller Option Agreement, Seller Option Plan and MRP, neither Seller nor any of its Subsidiaries has or is bound by any outstanding options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating Seller or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of Seller or any of its Subsidiaries or obligating Seller or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, except as provided in the Yonkers Financial Corporation Employee Stock Ownership Plan (the "ESOP"), and the options issued under the Seller Option Plan, there are no outstanding contractual obligations of Seller or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Seller or any of its Subsidiaries.

         (c) AUTHORITY. Seller has all requisite corporate power and authority to enter into this Agreement and Seller Option Agreement, and the Association has all requisite corporate power and authority to enter into the Plan of Bank Merger, and, subject to approval of this Agreement by the requisite vote of the stockholders of Seller and the receipt of all required regulatory or government approvals, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, Seller Option Agreement and the Plan of Bank Merger, and, subject to the approval of this Agreement by the stockholders of Seller, the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate actions on the part of Seller and the Association. This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

         (d) STOCKHOLDER APPROVALS; FAIRNESS OPINION. As to Seller and its Subsidiaries, the affirmative vote of a majority of the outstanding shares of Seller Common Stock entitled to vote on this Agreement is the only stockholder vote required for approval of this Agreement and consummation of the Merger and the other transactions contemplated hereby. Seller has received the opinion of Sandler O'Neill & Partners, LP ("Sandler O'Neill") to the effect that, as of the date hereof, the Merger Consideration to be received by the stockholders of Seller is fair, from a financial point of view, to such stockholders.

         (e) NO VIOLATIONS. Subject to approval of this Agreement by Seller's stockholders and the obtaining of the approvals, consents and waivers referred to in Section 2.03(f), the execution, delivery and performance of this Agreement and Seller Option Agreement by Seller will not, and the consummation of the transactions contemplated hereby or thereby by Seller will not, constitute (i) a breach or violation of, or a default under, any law, including any Environmental Law (as defined in Section 2.03(s)), rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Seller or any Subsidiary of Seller or to which Seller or any of its Subsidiaries (or any of their respective properties) is subject, or enable any person to enjoin the Merger or the other transactions contemplated hereby, (ii) a breach or violation of, or a default under, the certificate or articles of incorporation or bylaws of Seller or any Subsidiary of Seller or (iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Seller or any Subsidiary of Seller under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Seller or any Subsidiary of Seller is a party, or to which any of their respective properties or assets may be bound or affected; and the consummation of the transactions contemplated hereby will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (i) the required approvals, consents and waivers referred to in Section 5.01(b) and (ii) the approval of the stockholders of Seller referred to in Section 2.03(d).

         (f) CONSENTS. Except as referred to herein or in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the HOLA, the Bank Merger Act, as amended (the "BMA"), the FDIA, the DGCL, the rules and regulations of the OTS, the Banking Law of the State of New York, and the environmental, corporation, securities or "blue sky" laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any other party is necessary for the consummation by Seller or the Association of the Merger or the Bank Merger or the other transactions contemplated by this Agreement. As of the date hereof, Seller knows of no reason why the approvals, consents and waivers of governmental authorities referred to in this Section 2.03(f) or in Section 4.05 that are required to be obtained should not be obtained without the imposition of any material condition or restriction.

         (g) REPORTS. (i) As of their respective dates, neither Seller's Annual Report on Form 10-K of the Securities and Exchange Commission (the "SEC") for the fiscal year ended September 30, 2000 nor any other document filed subsequent to September 30, 2000 under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, each in the form (including exhibits and any documents specifically incorporated by reference therein) filed with the SEC (collectively, "Seller Reports"), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements of Seller included in Seller Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited financial statements, as permitted by Form 10-Q of the
SEC). Each of the balance sheets contained or incorporated by reference in Seller's Reports (including in each case any related notes and schedules) fairly presented the financial position of the entity or entities to which it relates as of its date and each of the statements of income and of changes in stockholders' equity and of cash flows, contained or incorporated by reference in Seller Reports (including in each case any related notes and schedules), fairly presented the results of operations, stockholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. No event has occurred that would cause a normal year-end adjustment to the unaudited interim financial statements prepared prior to the date hereof (including such statements as are included in the Seller's Quarterly Report on Form 10-Q for the period ended June 30, 2001) that would be material in amount or effect and no such adjustment is reasonably likely to occur. Seller has made available to Purchaser a true and complete copy of each Seller Reports filed with the SEC since September 30, 2000.

             (ii) The condensed unaudited financial statements of Seller set forth in Seller's press release issued on November 2, 2001, fairly presented the financial position of Seller as of September 30, 2001 and fairly presented the results of operations of Seller for the fiscal year ended September 30, 2001 and will be consistent with Seller's financial statements at such date and for such periods prepared in accordance with GAAP consistently applied. Seller is not aware of any fact or circumstance that would result in a material adverse change to such financial statements upon completion of the audit thereof. The audit report to be rendered by the independent auditor of Seller with respect to the financial statements for the year ended September 30, 2001 will not be qualified in any way.

             (iii) Seller and each of its Subsidiaries have each timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since September 30, 1998 with (A) the OTS, (B) the FDIC, (C) any state banking commission, (D) and other state or federal regulatory authority having jurisdiction over insured depository institutions or their holding companies,
(E) the SEC, (F) the National Association of Securities Dealers, Inc., and (G) any other self-regulatory organization ("SRO"), and have paid all fees and assessments due and payable in connection therewith.

         (h) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in Seller Reports filed since September 30, 2000 and prior to the date of this Agreement and except for the reasonable out-of-pocket fees and disbursements of Seller incurred in connection with the completion of the transactions contemplated hereby, including reasonable attorney's fees of Seller and the fees of Seller's financial advisor, good faith estimates of which have been provided to Purchaser, (i) Seller and its Subsidiaries have not incurred any liability, except in the ordinary course of their business consistent with past practice,
(ii) Seller and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses and (iii) there has not been any condition, event, change or occurrence that, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on Seller.

         (i) TAXES. All federal, state, local and foreign tax returns required to be filed by or on behalf of Seller or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted, and all other taxes required to be paid by Seller or any of its Subsidiaries, have been paid in full or adequate provision has been made for any such taxes on Seller's balance sheet (in accordance with GAAP), except those that are being contested in good faith and are set forth in Seller Disclosure Schedule. For purposes of this Section 2.03(i), the term "taxes" shall include all income, sales, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes. As of the date of this Agreement, there is no audit examination, deficiency, or refund litigation with respect to any taxes of Seller or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where Seller or any of its Subsidiaries do not file tax returns that Seller or any such Subsidiary is subject to taxation in that jurisdiction. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to Seller or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on Seller's balance sheet (in accordance with GAAP). Seller and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Seller and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Seller and each of its Subsidiaries has timely complied with all applicable information reporting requirements under
Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Neither Seller nor any of its Subsidiaries (i) has made an election under Section 341(f) of the Code, (ii) has made any payment, is obligated to make any payment, or is a party to any agreement that could obligate it to make any payment that would be nondeductible under Section 280G of the Code, (iii) has issued or assumed any obligation under
Section 279 of the Code, any high yield discount obligation as described in
Section 163(i) of the Code or any registration-required obligation within the meaning of Section 163(f)(2) of the Code that is not in registered form, or (iv) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Yonkers REIT, Inc. qualifies, and has qualified, for all taxable years since its incorporation as a "real estate investment trust" within the meaning of the Code.

         (j) ABSENCE OF CLAIMS. No litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against Seller or any of its Subsidiaries and, to the best of Seller's knowledge, no such litigation, proceeding, controversy, claim or action has been threatened.

         (k) ABSENCE OF REGULATORY ACTIONS. Neither Seller nor any of its Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, federal or state governmental authorities charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank and/or savings and loan deposits ("Government Regulators") nor has it been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar undertaking.

         (l) AGREEMENTS. (i) Except for Seller Option Agreement and arrangements made in the ordinary course of business, Seller and its Subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K of the Securities Act) to be performed after the date hereof. Except as disclosed in Seller Reports filed prior to the date of this Agreement, neither Seller nor any of its Subsidiaries is a party to an oral or written (A) consulting agreement not terminable without liability on thirty (30) days' or less notice, (B) agreement with any executive officer or other key employee of Seller or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Seller or any of its Subsidiaries of the nature contemplated by this Agreement, (C) agreement with respect to any employee or director of Seller or any of its Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than sixty (60) days or for the payment of in excess of $25,000 per annum, (D) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or Seller Option Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or Seller Option Agreement or
(E) agreement containing covenants that limit the ability of Seller or any of its Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, Seller (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required bylaw or any regulatory agency). Neither Seller nor any of its Subsidiaries has entered into, adopted or modified the terms of any of the foregoing since September 30, 2000.

             (ii) Neither Seller nor any of its Subsidiaries is in default under or in violation of any provision, and is not aware of any fact or circumstance that has been or could be alleged to constitute a default or violation, of any note, bond, indenture, mortgage, deed of trust, loan agreement or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject.

             (iii) The Disclosure Letter sets forth all trade names, service marks, trademarks and copyrights pertaining to computer software used by Seller or the Association in connection with any of its businesses, together (if applicable) with all licenses, pursuant to which Seller or the Association enjoys the right to use any of such items of intellectual property. Seller and each of its Subsidiaries owns or possesses valid and binding license and other rights to use without payment all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in its businesses and neither Seller nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. Each of Seller and its Subsidiaries has performed all the obligations required to be performed by it and are not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

         (m) LABOR MATTERS. Neither Seller nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is Seller or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is the management of

Seller aware of any strike, other labor dispute or organizational effort involving Seller or any of its Subsidiaries pending or threatened. Seller and its Subsidiaries are in compliance with applicable laws regarding employment of employees and retention of independent contractors, and are in compliance with applicable employment tax laws.

         (n) EMPLOYEE BENEFIT PLANS. The Disclosure Letter contains a complete and accurate list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements, arrangements, including, but not limited to, "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all trust agreements related thereto, with respect to any current or former directors, officers, or other employees of Seller or any of its Subsidiaries (hereinafter referred to collectively as the "Employee Plans"). All of the Employee Plans comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; and neither Seller nor any of its Subsidiaries has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) which is likely to result in any penalties or taxes under Section 502(i) of ERISA or Section 4975 of the Code. No liability, to the Pension Benefit Guaranty Corporation or otherwise, has been or is expected by Seller or any of its Subsidiaries to be incurred with respect to any Employee Plan which is subject to Title IV of ERISA ("Pension Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a)(15) of ERISA) currently or formerly maintained by Seller or any entity which is considered one employer with Seller under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). No Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA (whether or not waived)) as of the last day of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Pension Plan as of the last day of the most recent plan year with respect to the respective Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Pension Plan as of the date hereof; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Pension Plan within the 12-month period ending on the date hereof. Neither Seller nor any Subsidiary of Seller has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code. Neither Seller, its Subsidiaries, nor any ERISA Affiliate has contributed to any "multiemployer plan", as defined in Section 3(37) of ERISA, on or after September 26, 1980. Each Employee Plan of Seller or of any of its Subsidiaries which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under
Section 401(a) of the Code (a "Qualified Plan") has received a favorable determination letter from the Internal Revenue Service (the "IRS") and Seller and its Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter. Each Qualified Plan which is an "employee stock ownership plan" (as defined in Section 4975(e)(7) of the Code) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the Code and the regulations thereunder in all material respects and any assets of any such Qualified Plan that are not allocated to participants' individual accounts are pledged as security for, and may be applied to satisfy, any securities acquisition indebtedness. There is no pending or threatened litigation, administrative action or proceeding relating to any Employee Plan. Since September 30, 2000, there has been no announcement or commitment by Seller or any Subsidiary of Seller to create an additional Employee Plan, or to amend an Employee Plan after the date hereof except for amendments required by applicable law or the express terms of this Agreement or which do not materially increase the cost of such Employee Plan; and except with respect to the Qualified Plans, the Yonkers Financial Corporation ESOP Equalization Plan, the Supplemental Retirement Agreement between Seller and Richard F. Komosinski, the Yonkers Savings and Loan Association, F.A. Employee Severance and Compensation Plan, and the severance provisions of the employment agreement with Richard F. Komosinski, and severance agreements with certain executive officers, and certain post-severance health benefit premium payments, copies of which have been furnished pursuant to the requirements of (A) through (F) hereof, Seller and its Subsidiaries do not have any obligations for post-retirement or post-employment benefits under any Employee Plan that cannot be amended or terminated upon no more than sixty (60) days' notice without incurring any liability thereunder. With respect to Seller or any of its Subsidiaries, except as specifically identified in the Disclosure Letter, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by Seller or any Subsidiary of Seller to any person which is an "excess parachute payment" (as defined in Section 280G of the Code), will not increase or secure (by way of a trust or other vehicle) any benefits payable under any Employee Plan other than a Qualified Plan and not, by itself, accelerate the time of payment or vesting of any such benefit. With respect to each Employee Plan, if applicable, Seller has supplied to Purchaser a true and correct copy of
(A) the annual report on the applicable form of the Form 5500 series filed with the IRS for the three most recent plan years, (B) such Employee Plan, including amendments thereto, (C) each trust agreement, insurance contract or other funding arrangement relating to such Employee Plan, including amendments thereto, (D) the most recent summary plan description and material employee communication for such Employee Plan, including amendments thereto, if the Employee Plan is subject to Title I of ERISA, (E) the most recent actuarial report or valuation if such Employee Plan is a Pension Plan and (F) the most recent determination letter issued by the IRS if such Employee Plan is a Qualified Plan. Seller has not, since September 30, 2000, adopted or amended any of the Employee Plans. The cost of any post-retirement benefits that were deemed to be too immaterial to be included in Seller Reports under Statement of Financial Accounting Standards No. 106 "Employers Accounting for Postretirement Benefits Other than Pensions" are set forth in the Disclosure Letter.

         (o) TERMINATION BENEFITS. The Disclosure Letter contains a schedule showing the good faith estimated present value as of March 31, 2002 of the monetary amounts payable (including tax indemnification payments in respect of income, payroll and/or excise taxes) and identifying the in-kind benefits due under the Specified Compensation and Benefit Programs (as defined below) for each Named Individual (as defined below) individually. For purposes hereof, "Specified Compensation and Benefit Programs" shall include the severance provisions of all employment agreements, change in control agreements, severance or special termination agreements, severance plans, pension, retirement or deferred compensation plans for non-employee directors, supplemental executive retirement programs, tax indemnification agreements, outplacement programs, cash bonus programs, stock appreciation rights, phantom stock or stock unit plans, and post-separation health, life, disability and other insurance or welfare plans or other arrangements, but shall not include any benefit earned or payable under any tax-qualified pension, profit-sharing or employee stock ownership plan, or the Seller Option Plan or the MRP. For purposes hereof, "Named Individual" shall include each non-employee director of Seller or any of its Subsidiaries and each officer of Seller who is a party to an individual employment agreement or change in control agreement. For purposes of preparing the Disclosure Letter, the present value of the benefits payable under the Specified Compensation and Benefit Programs shall be determined as follows: (i) it shall be assumed that a change of control of Seller occurs on March 31, 2002, that all terms of this Agreement have been complied with and that each person entitled to benefits under the Specified Compensation and Benefit Programs is discharged as of March 31, 2002; (ii) it shall be assumed that all compensation levels remain constant, except that such persons shall exercise, as non-tax qualified stock options, all of their vested stock options during 2001 when the value of Seller Common Stock is $29.00 per share and that Richard F. Komosinski's Supplemental Retirement Agreement shall be terminated and assets fully or partially distributed during 2001; (iii) it shall be assumed that the present value of any payment or benefit which would be due and payable before March 31, 2002 is equal to the amount of such payment or the cost of such benefit; and (iv) the present value of any payment or benefit that would be due and payable after March 31, 2002 shall be computed using the interest rate specified by the applicable plan for purposes of valuing lump sum payments or if no rate is specified, an assumed interest rate of 6% per annum, compounded annually. The entire present value of the benefits payable under the Specified Compensation and Benefit Programs, and the portion thereof that has been accrued as a liability on the financial statements of Seller as of September 30, 2001, are set forth on the Disclosure Schedule.

         (p) TITLE TO ASSETS. Seller and each of its Subsidiaries has good and marketable title to its properties and assets other than property as to which
(i) it is lessee, in which case the related lease is valid and in full force and effect or (ii) it is licensee or sub-licensee, in which case the related license and/or sublicense, as applicable, is valid and in full force and effect. Additionally, with respect to any properties in which Seller and any of its subsidiaries is a sub-licensee, the master license agreement is valid and in full force and effect. Each lease pursuant to which Seller or any of its Subsidiaries is lessor is valid and in full force and effect and no lessee under any such lease is in default or in violation of any provisions of any such lease. All material tangible properties of Seller and each of its Subsidiaries are in a good state of maintenance and repair, conform in all material respects with all applicable ordinances, regulations and zoning laws and are considered by Seller to be adequate for the current business of Seller and its Subsidiaries.

         (q) COMPLIANCE WITH LAWS. Seller and each of its Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the best knowledge of Seller, no suspension or cancellation of any of them is threatened. Since the date of its incorporation, the corporate affairs of Seller have not been conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or approval of any federal or state regulatory authority having jurisdiction over insured depositary institutions or their holding companies, the SEC, the NASD, or any other SRO (each, a "Governmental Entity"). The business of Seller and its Subsidiaries are not being conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or approval of any Governmental Entity.

         (r) FEES. Other than financial advisory services performed for Seller by Sandler O'Neill pursuant to an agreement true and complete copies of which have been previously delivered to Purchaser, neither Seller nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for Seller or any Subsidiary of Seller, in connection with this Agreement or the transactions contemplated hereby. Seller shall not be liable for any financial services advisory fees incurred by Purchaser.

         (s) ENVIRONMENTAL MATTERS. (i) With respect to Seller and each of its
Subsidiaries:

               (A) Each of Seller and its Subsidiaries, each Participation Facility (as defined below), and, to Seller's knowledge (without any due diligence specifically performed by Seller in connection with the transactions contemplated hereby), each Loan Property (as defined below) are, and have been, in substantial compliance with all Environmental Laws (as defined below);

               (B) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the knowledge of Seller, threatened, before any court, governmental agency or board or other forum against it or any of its Subsidiaries or any current or former Participation Facility for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the Release (as defined below) into the environment of any Hazardous Material (as defined below), whether or not occurring at or on a site owned, leased or operated by it or any of its Subsidiaries or any Participation Facility;

               (C) To Seller's knowledge, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened, before any court, governmental agency or board or other forum relating to or against any Loan Property (or Seller or any of its Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the Release into the environment of any Hazardous Material whether or not occurring at or on a site owned, leased or operated by a Loan Property;

               (D) To Seller's knowledge, there is no reasonable basis for any suit, claim, action, demand, executive or administrative order, directive or proceeding of a type described in Section 2.03(s)(i)(B) or (C);

               (E) To Seller's knowledge, the properties currently or formerly owned or operated by Seller or any of its Subsidiaries (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) do not contain any Hazardous Material other than in compliance with applicable Environmental Law; PROVIDED, HOWEVER, that with respect to properties formerly owned or operated by Seller or any of its Subsidiaries, such representation is limited to the period Seller or any such Subsidiary owned or operated such properties;

               (F) None of Seller or any of its Subsidiaries has received any written notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party relating to Hazardous Materials or Remediation (defined below) thereof or indicating that it may be in violation of, or liable under, any Environmental Law, other environmental conditions in connection with the Loan Properties, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing;

               (G) To Seller's knowledge, there are no underground storage tanks on, in or under any properties currently or formerly owned or operated by Seller or any of its Subsidiaries, any Participation Facility or any Loan Property and no underground storage tanks have been closed or removed from any properties currently or formerly owned or operated by Seller or any of its Subsidiaries, any Participation Facility or any Loan Property which are or have been in the ownership of Seller or any of its Subsidiaries; PROVIDED, HOWEVER, that with respect to properties formerly owned or operated by Seller or any of its Subsidiaries, such representation is limited to the period Seller or any such Subsidiary owned or operated such properties;

               (H) To Seller's knowledge, during the period of (l) Seller's or any of its Subsidiaries' ownership or operation of any of their respective current or formerly owned properties, (m) Seller's or any of its Subsidiaries' participation in the management of any Participation Facility, or (n) its or any of its Subsidiaries' holding of a security interest in a Loan Property, there has been no Release, and there is currently no threatened Release of Hazardous Material in, on, under, affecting or migrating to such properties in violation of Environmental Laws; PROVIDED, HOWEVER, that with respect to properties formerly owned or operated by Seller or any of its Subsidiaries, such representation is limited to the period Seller or any such Subsidiary owned or operated such properties. To Seller's knowledge, prior to the period of
               (x) Seller's or any of its Subsidiaries' ownership or operation of any of their respective current properties, (y) Seller's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) Seller's or any of its Subsidiaries' holding of a security interest in a Loan Property, there was no Release of Hazardous Material in, on, under, affecting or migrating to any such property, Participation Facility or Loan Property in violation of Environmental Laws.

             (ii) The following definitions apply for purposes of this Section 2.03(s): (u) "Loan Property" means any property in which the applicable party (or a Subsidiary of it) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property and is limited to those properties securing loans identified in the Disclosure Letter as "foreclosed loans," "impaired loans" or "non-performing loans", (v) "Participation Facility" means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property; (w) "Environmental Law" means (i) any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, directive, executive or administrative order, judgment, decree, injunction, requirement or agreement with any governmental entity, (A) relating to the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, structures, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (B) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect, including all current Environmental Laws, regulations and the like addressing similar issues. The term Environmental Law includes, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including, but not limited to, the Hazardous and Solid Waste Amendments thereto and Subtitle I relating to underground storage tanks), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, the Federal Hazardous Substances Transportation Act, the Emergency Planning and Community Right-To-Know Act, the Safe Drinking Water Act, the Endangered Species Act, the National Environmental Policy Act, the Rivers and Harbors Appropriation Act or any so-called "Superfund" or "Superlien" law, each as amended and as now in effect, (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material and (iii) any present federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law: conditioning transfer of property upon a negative declaration or other approval of a governmental authority of the environmental condition of the property; requiring notification or disclosure of Releases of Hazardous Substances or other environmental condition of the Loan Property to any governmental authority or other person or entity, whether or not in connection with transfer of title to or interest in property; imposing conditions or requirements in connection with permits or other authorization for lawful activity; relating to nuisance, trespass or other causes of action related to the Loan Property; and relating to wrongful death, personal injury, or property or other damage in connection with any physical condition or use of the Loan Property; (x) "Hazardous Material" means any substance (whether solid, liquid or gas) which is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any

Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, extremely hazardous wastes, or words of similar meanings or regulatory effect under any present Environmental Laws, including, but not limited to, oil or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl, flammables and explosives; PROVIDED, HOWEVER, the term does not include such substances in quantities normally utilized in or present by the customary operations located on the properties in question in compliance with Environmental Laws; (y) "Release" of any Hazardous Material includes, but is not limited to, any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials; and (z) "Remediation" includes, but is not limited to, any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Material, any actions to prevent, cure or mitigate any Release of Hazardous Materials, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to any Hazardous Materials.

         (t) LOAN PORTFOLIO; ALLOWANCE; ASSET QUALITY. (i) With respect to each loan owned by Seller or its Subsidiaries in whole or in part (each, a "Loan"), to the best knowledge of Seller:

               (A) the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject to general principals of equity;

               (B) neither Seller nor any of its Subsidiaries nor any prior holder of a Loan has modified the note or any of the related security documents in any material respect or satisfied (other than the ordinary amortization of principal or prepayment of principal as permitted by the applicable loan documents), canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

               (C) Seller or a Subsidiary is the sole holder of legal and beneficial title to each Loan (or Seller or its Subsidiary's applicable participation interest, as applicable);

               (D) the note and the related security documents, copies of which are included in the Loan files, are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file;

               (E) there is no pending or threatened condemnation proceeding or similar proceeding affecting the property which serves as security for a Loan;

               (F) there is no litigation or proceeding pending or threatened, relating to the property which serves as security for a Loan that would have a material adverse effect upon the related Loan;

               (G) with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable and the interest in such Loan of Seller or its Subsidiaries created by such participation would not be a part of the insolvency estate of the Loan originator or other third party upon the insolvency thereof; and

               (H) each Loan secured by a mortgage on residential property (except for construction loans) was originated by a bank, thrift, other HUD-approved lender, licensed mortgage broker or insurance company.

             (ii) The allowance for loan losses reflected in Seller's audited statement of condition at September 30, 2000 was, and the allowance for loan losses shown on the balance sheets in Seller Reports for periods ending after September 30, 2000 have been and will be, adequate, as of the dates thereof, under GAAP applicable to federal savings and loan associations and federal savings and loan holding companies consistently applied.

             (iii) The Disclosure Letter sets forth, as of the date of this Agreement, by category the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of Seller and its Subsidiaries that have been classified by any officer of the Association responsible for loan review or by any bank examiner as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans" (in the latter two cases, to the extent available) or words of similar import, and Seller and its Subsidiaries shall promptly after the end of any month inform Purchaser of any such classification arrived at any time after the date hereof. The Other Real Estate Owned ("OREO") included in any non-performing assets of Seller or any of its Subsidiaries is carried net of reserves at the lower of cost or fair value based on current independent appraisals or current management appraisals; PROVIDED, HOWEVER, that "current" shall mean within the past 12 months.

         (u) DEPOSITS. None of the deposits of Seller or any of its Subsidiaries is a "brokered" deposit or subject to any encumbrance, legal restraint or other legal process except to the extent any such deposits serve as collateral for any Loan or are subject to legal restraint in the ordinary course of the banking business due to the action of the depositor or a third party.

         (v) ANTITAKEOVER PROVISIONS INAPPLICABLE. Seller and its Subsidiaries have taken all actions required to exempt Seller, the Association, this Agreement and the Merger from any provisions of an antitakeover nature in their charters and bylaws and the provisions of any federal or state "antitakeover," "fair price," "moratorium," "control share acquisition" or similar laws or regulations.

         (w) MATERIAL INTERESTS OF CERTAIN PERSONS. No officer or director of Seller, or any "associate" (as such term is defined in Rule 12b-2 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Seller or any of its Subsidiaries. No such interest has been created or modified since the date of the last regulatory examination of the Association.

         (x) INSURANCE. Seller and its Subsidiaries are presently insured, and since December 31, 1997, have been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by Seller and its Subsidiaries are in full force and effect, Seller and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion. In the best judgment of Seller's management, such insurance coverage is adequate.

         (y) INVESTMENT SECURITIES. (i) Except for investments in Federal Home Loan Bank ("FHLB") Stock and pledges to secure FHLB borrowings and reverse repurchase agreements entered into in arms-length transactions pursuant to normal commercial terms and conditions and entered into in the ordinary course or business and restrictions applicable to securities held to maturity and securities available for sale under GAAP, none of the investments reflected in the investment report as of September 30, 2001 to Seller's or the Association's board of directors, a copy of which is attached to the Disclosure Letter, and none of the investments made by it or any of its Subsidiaries since
September 30, 2000, is subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

             (ii) Except as set forth in the Disclosure Letter, neither Seller nor any Subsidiary is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the consolidated statements of condition and is a derivative contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that (A) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance, and listed (as of the date hereof) in the Disclosure Letter or disclosed in Seller Reports filed on or prior to the date hereof.

         (z) REGISTRATION OBLIGATIONS. Neither Seller nor any of its Subsidiaries is under any obligation, contingent or otherwise, to register any of its securities under the Securities Act or any banking regulations other than as set forth in the Seller Option Agreement.

         (aa) INDEMNIFICATION. Except as provided in Seller's employment agreements or the articles or certificate of incorporation or charter, as applicable, or bylaws of Seller or any

Subsidiary, neither Seller nor any Subsidiary is a party to any indemnification agreement with any of its present or future directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of Seller (a "Covered Person"), and, except as set forth in the Disclosure Letter, to the best knowledge of Seller, there are no claims for which any Covered Person would be entitled to indemnification under the charter or bylaws of Seller or any Subsidiary of Seller, applicable law regulation or any indemnification agreement.

         (bb) BOOKS AND RECORDS. The books and records of Seller and its Subsidiaries have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

         (cc) CORPORATE DOCUMENTS. Seller has delivered to Purchaser true and complete copies of its certificate of incorporation and bylaws and the federal stock charter and bylaws of the Association. The minute books of Seller and of each of its Subsidiaries constitute a complete and correct record of all actions taken by the respective boards of directors (and each committee thereof) and the stockholders of Seller and each of its Subsidiaries.

         (dd) LIQUIDATION ACCOUNT. Neither the Merger nor the Bank Merger will result in any payment or distribution payable out of the liquidation account of the Association.

         (ee) DISCLOSURE. To the knowledge of Seller, all material facts relating to the business, results of operations, financial condition, properties, assets, liabilities (contingent or otherwise) and prospects of Seller have been disclosed to Purchaser in, or in connection with, this Agreement.

         SECTION 2.04 REPRESENTATIONS AND WARRANTIES OF PURCHASER. Subject to Sections 2.01 and 2.02 Purchaser represents and warrants to Seller that:

         (a) CORPORATE ORGANIZATION AND QUALIFICATION. (i) Purchaser is a New York State chartered commercial bank duly incorporated, validly existing and in good standing under the laws of the State of New York. Purchaser is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it requires such qualification. Purchaser has the requisite corporate and other power and authority (including all federal, state, local and foreign government authorizations) to carry on its businesses as they are now being conducted and to own its properties and assets.

             (ii) MERGER SUB. Merger Sub will, at the Effective Time, be a corporation duly incorporated and validly existing under the laws of the State of Delaware. At the Effective Time, Purchaser will have received all requisite approvals of government authorities to own, and Purchaser will own, all of the outstanding capital stock of Merger Sub.

         (b) AUTHORITY. Purchaser has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement, the Seller Option Agreement and the Plan of Bank Merger and to consummate the transactions contemplated hereby or thereby. This Agreement is a valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms.

         (c) NO VIOLATIONS. The execution, delivery and performance of this Agreement by Purchaser does not, and the consummation of the transactions contemplated hereby will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Purchaser or to which Purchaser (or any of its properties) or Merger Sub is subject, or enable any person to enjoin the Merger or the other transactions contemplated hereby, (ii) a breach or violation of, or a default under, the charter or bylaws of Purchaser or Merger Sub or (iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Purchaser or Merger Sub under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Purchaser or Merger Sub is a party, or to which any of its properties or assets may be bound or affected; and the consummation of the transactions contemplated hereby will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than the required approvals, consents and waivers of governmental authorities referred to in Section 5.01(b). Purchaser knows of no reason why the approvals, consents and waivers of governmental authorities referred to in Section 5.01(b) should not be obtained without the imposition of any material conditions or restrictions.

         (d) CONSENTS. Except as referred to herein or in connection, or in compliance, with the provisions of the HSR Act, the Securities Act, the Exchange Act, the Bank Holding Company Act of 1956, as amended, the BMA, the FDIA, the rules and regulations of the Federal Reserve Board and the banking laws of the State of New York, and the environmental, corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any other party is necessary for the consummation by Purchaser of the Merger or the Bank Merger or the other transactions contemplated by this Agreement. Purchaser knows of no reason why the approvals, consents and waivers of governmental authorities referred to in this Section 2.04(d) should not be obtained without the imposition of any material condition or restriction.

         (e) ABSENCE OF CLAIMS. No litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against Purchaser or any of its Subsidiaries, which is reasonably likely, individually or in the aggregate, to materially hinder or delay consummation of the transactions contemplated hereby, and, to the best of Purchaser's knowledge, no such litigation, proceeding, controversy, claim or action has been threatened.

         (f) ABSENCE OF REGULATORY ACTIONS. Excluding reports of examination by Government Regulators, neither Purchaser nor any of its Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar written undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from any Government Regulator, nor has it been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar written undertaking.

         (g) ACCESS TO FUNDS. Purchaser has, or on the Closing Date (as defined in Section 7.01) will have, access to all funds necessary to consummate the Merger and pay the aggregate Merger Consideration and shall have entered into Paying Agent Agreement with Paying Agent.

         (h) FEES. Other than the financial advisory services performed for Purchaser by Advest, Inc., neither Purchaser nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fee, and no broker or finder has acted directly or indirectly for the purchase of any Subsidiary of Purchaser, in connection with this Agreement or the transactions contemplated hereby. Purchaser shall not be liable for any financial services advisory fees incurred by Seller.

         (i) FINANCIAL STATEMENTS. Purchaser has provided to Seller true and correct copies of the audited consolidated balance sheets of Atlantic and its subsidiaries as of December 31, 1999 and 2000 and the related audited consolidated statements of income and changes in stockholders' equity and cash flows for fiscal years 1999 and 2000 accompanied by the audit report of Deloitte & Touche, independent accountants, as well as the consolidated balance sheet of Purchaser as of June 30, 2001 and the consolidated statements of income and changes in stockholders' equity and cash flow for the six months ended June 30, 2000 and 2001, respectively (with such balance sheets and statements collectively referred to as the "Financial Statements"). The consolidated balance sheets included in the Financial Statements fairly present in all material respects the consolidated financial position of Purchaser and its subsidiaries as of the dates thereof and the other Financial Statements fairly present in all material respects the results of operations, changes in stockholders equity and cash flows as of the dates thereof (subject, in the case of unaudited interim statements, to normal year-end adjustments), and since
June 30, 2001 there has not been any condition, event, change or occurrence that, individually or in the aggregate, would materially adversely affect the ability of Purchaser to consummate the transactions contemplated hereby from a corporate, financial or regulatory standpoint. Each of the Financial Statements (including the related notes, as applicable) comply with applicable accounting requirements and have been prepared in accordance with GAAP consistently applied (except in the case of unaudited interim financial statements).

                                  ARTICLE III

                           CONDUCT PENDING THE MERGER

         SECTION 3.01 CONDUCT OF SELLER'S BUSINESS PRIOR TO THE EFFECTIVE TIME.

         (a) GENERAL. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, Seller shall, and shall cause its Subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with prudent banking practice; (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action which would adversely affect or delay the ability of Seller, the

Association or Purchaser to perform their covenants and agreements on a timely basis under this Agreement, (iv) take no action which would adversely affect or delay the ability of Seller, the Association or Purchaser to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction, and (v) take no action that results in or is reasonably likely to have a Material Adverse Effect on Seller, except that any actions taken by Seller or the Association pursuant to this Agreement or the written request of Purchaser shall not be deemed to have a Material Adverse Effect on Seller. Seller will use reasonable good faith efforts to consult with (but shall not have to obtain the approval of) Purchaser with respect to asset liability management.

         (b) FORBEARANCE BY SELLER. Without limiting the covenants set forth in
Section 3.01(a) hereof, during the period from the date of this Agreement to the Effective Time Seller shall not, and shall not permit any of its Subsidiaries, without the prior written consent of Purchaser, to:

             (i) change any provisions of the certificate of incorporation or bylaws of Seller, the federal stock charter or bylaws of the Association or any similar governing documents of the Subsidiaries of Seller;

             (ii) issue any shares of capital stock or change the terms of any outstanding stock options or warrants, issue, award or grant any stock bonus, including any restricted stock award pursuant to the MRP, or issue, grant or sell any option, warrant, call, commitment, stock appreciation right, right to purchase or agreement of any character relating to the authorized or issued capital stock of Seller except pursuant to (i) the exercise of stock options or warrants as set forth in the Disclosure Letter consistent with Section 1.06 of this Agreement, (ii) the Stockholder Agreements among Yonkers REIT, Inc. and its stockholders or (iii) Seller Option Agreement; adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (except that Seller may pay the regular quarterly dividend in the amount of $.10 per share declared on October 30, 2001 and the regular quarterly dividend in the amount of $.10 per share scheduled to be declared in January 2002);

             (iii) other than in the ordinary course of business consistent with past practice and pursuant to policies currently in effect (which includes sales of residential loans and mortgage, mortgage related and other securities as part of balance sheet management), sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, leases or assets to any individual, corporation or other entity other than a direct or indirect wholly owned Subsidiary of Seller or cancel, release or assign any indebtedness of any such person, except pursuant to contracts or agreements in force at the date of this Agreement and which have been described to Purchaser; PROVIDED, HOWEVER, that no sales may be made with recourse;

             (iv) except to the extent required by law or as disclosed in
Section 3.01(b)(iv) of Seller's Disclosure Letter or as specifically provided for elsewhere herein, increase in any manner the compensation or fringe benefits of any of its employees or directors, or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or directors, or become a party to, amend or commit itself to or fund or otherwise establish any trust or account related to any Employee Plan with or for the benefit of any employee or director; voluntarily accelerate the vesting of any stock options or other compensation or benefit; terminate or increase the costs to Seller or any Subsidiary of any Employee Plan; hire any employee with an annual compensation in excess of $25,000 or enter into or amend any employment, commission or bonus contract; except as otherwise specifically contemplated by this Agreement, alter, amend or revise in any manner any compensation, arrangements, practices or policies; or make any discretionary contributions to any Employee Plan.

             (v) except as contemplated by Section 4.02, change its method of accounting as in effect at September 30, 2000, except as required by changes in GAAP as concurred in writing by Seller's independent auditors;

             (vi) except as permitted by Section 3.01(b)(vii), make any investment in any debt security, including mortgage-backed and mortgage related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than five years, that are purchased in the ordinary course of business consistent with past practice, in either case, with a purchase price no greater than 101.5% of par value;

             (vii) other than investments for Seller's portfolio made in accordance with Section 3.01(b)(vi), make any investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than the purchase of FHLB common stock necessary to maintain Seller's membership status with the FHLB of New York and other than pursuant to existing commitments set forth in the Disclosure Letter;

             (viii) enter into any contract or agreement that is not terminable without liability within 30 days, or make any change in, or terminate, any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $15,000 per annum, and other than as specifically provided for in this Agreement;

             (ix) settle any claim, action or proceeding involving any liability of Seller or any of its Subsidiaries for money damages in excess of $25,000 or material restrictions upon the operations of Seller or any of its Subsidiaries;

             (x) except in the ordinary course of business and in amounts less than $100,000, waive or release any material right or collateral or cancel or compromise any extension of credit or other debt or claim;

             (xi) except pursuant to commitments existing at the date hereof which have previously been declared in writing to Purchaser, make, renegotiate, renew, increase, extend or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except in conformity with existing lending practices in amounts not to exceed $275,000 to any individual borrower; PROVIDED, HOWEVER, that Seller and its Subsidiaries may not, except pursuant to binding sales commitments existing as of the date hereof and disclosed on Seller Disclosure Schedule, make, renegotiate, renew, increase, extend or purchase any (a) loan that is underwritten based on no verification of income or loans commonly known or referred to as "no documentation loans," (b) construction loan, (c) loan secured by underdeveloped land, (d) loan secured by real estate located outside the State of New York and (e) loan secured by nonresidential real estate; PROVIDED FURTHER, HOWEVER, that Seller and its Subsidiaries may make (i) loans secured entirely by multifamily residential properties in conformity with existing lending practices in amounts not to exceed $500,000, (ii) loans secured entirely by "mixed use properties" in conformity with existing lending practices in amounts not to exceed $500,000 and (iii) one-to-four family residential loans for sale without recourse in conformity with existing lending practices in amounts not to exceed $500,000. For purposes of this paragraph, "mixed use properties" shall include only properties on which at least 75% of the income derives from residential use of the such properties. Purchaser agrees to respond promptly (generally, within two business days) to any request by Seller pursuant to the Section 3.01(b)(xi) to originate a loan secured by a property on which less than 75% of the income derives from residential use of such property;

             (xii) except to the extent required by applicable law or regulation, adopt or implement any new policy or practice or procedure with respect to its loan origination activities, the delegation of loan underwriting functions, the delegation of loan processing functions, the provisions of tax-related services or the provision of insurance-related services or alter the loan approval levels for any officer or employee of Seller with authority to approve loan originations or grant such authority to any person who does not have such authority as of the date hereof;

             (xiii) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, in each case which are material, individually or in the aggregate, to Seller;

             (xiv) purchase or sell servicing rights (other than loan sales with servicing released) with respect to loans the principal balance of which, either individually or in the aggregate, exceeds $1,000,000;

             (xv) incur any additional borrowings beyond those set forth on the Disclosure Letter other than non-callable short-term (one year or less) FHLB borrowings and reverse repurchase agreements consistent with past practice, or pledge any of its assets to secure any borrowings other than as required pursuant to the terms of borrowings of Seller or any Subsidiary in effect at the date hereof or in connection with borrowings or reverse repurchase agreements permitted hereunder. Deposits shall not be deemed to be borrowings within the meaning of this paragraph;

             (xvi) make any capital expenditures in excess of $25,000 in the aggregate from the date of this Agreement until the Effective Date other than pursuant to binding commitments existing on the date hereof and other than expenditures reasonably necessary to maintain existing assets in good repair;

             (xvii) fail to maintain all its properties in repair, order and condition no worse than on the date of this Agreement or fail to maintain insurance until the Effective Date upon all its properties and with respect to the conduct of its business in amount and kind as now in existence and, if not available at rates presently paid by it, in such amount and kind as would be appropriate in the exercise of good business judgment;

             (xviii) make any investment or commitment to invest in real estate or in any real estate development project, other than real estate acquired in satisfaction of defaulted mortgage loans and investments or commitments approved by the board of directors of Seller prior to the date of this Agreement and disclosed in writing to Purchaser;

             (xix) establish or make any commitment relating to the establishment of any new branch or other office facilities;

             (xx) organize, capitalize, lend to or otherwise invest in any Subsidiary, or invest in or acquire any equity or voting interest in any firm, corporation or business enterprise;

             (xxi) elect to the board of directors of Seller any person who is not a member of the board of directors of Seller as of the date of this Agreement; or

             (xxii) agree or make any commitment to take any action that is prohibited by this Section 3.01(b).

         Seller's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of Seller's compliance with this Section 3.01.

         SECTION 3.02 CONDUCT OF PURCHASER'S BUSINESS PRIOR TO THE EFFECTIVE TIME. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, Purchaser shall not, and shall cause its other Subsidiaries not to, (i) take any action that would cause the representation in Section 2.04(g) to fail to be true and accurate or that would materially affect the ability of Purchaser to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or (ii) knowingly take any action, other than action consistent with acting in the ordinary course of business consistent with prudent banking practice, which would materially adversely affect or delay the ability of Seller, the Association or Purchaser to obtain any necessary stockholder approvals or approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby. Except as expressly provided in this Agreement, Merger Sub shall not conduct any business prior to the Effective Time.

         SECTION 3.03 COOPERATION. Seller shall cooperate with Purchaser and Merger Sub and Purchaser and Merger Sub shall cooperate with Seller in completing the transactions contemplated hereby and shall not take, cause to be taken or agree or make any commitment to take any action: (i) that is reasonably likely to cause any of the representations or warranties of it that are set forth in Article II hereof not to be true and correct, or (ii) that is inconsistent with or prohibited by Section 3.01 or Section 3.02.

                                   ARTICLE IV

                                    COVENANTS

         SECTION 4.01 ACQUISITION PROPOSALS. Seller agrees that neither it nor any of its Subsidiaries nor any of the respective officers and directors of Seller or its Subsidiaries shall, and Seller shall direct and use its best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, (a) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of Seller) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, Seller or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"), or (b) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; PROVIDED, HOWEVER, that nothing contained in this Agreement shall prevent Seller or its board of directors from (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or
(ii) (A) providing information in response to a request therefore by a person who has made an unsolicited BONA FIDE written Acquisition Proposal if the board of directors receives from the person so requesting such information an executed confidentiality agreement on terms substantially equivalent to those contained in the confidentiality agreement between Purchaser and Seller, or (B) engaging in any negotiations or discussions with any person who has made an unsolicited BONA FIDE written Acquisition Proposal, if and only to the extent that, in each such case referred to in clause (A) or (B) above, (i) the board of directors of Seller, after consultation with outside legal counsel, in good faith deems such action to be legally necessary for the proper discharge of its fiduciary duties under applicable law and (ii) the board of directors of Seller determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a more favorable transaction than the transaction contemplated by this Agreement. Seller will notify Purchaser promptly if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with Seller after the date hereof, and the identity of the person making such inquiry, proposal or offer and the substance thereof and will keep Purchaser informed of any developments with respect thereto immediately upon occurrence thereof. If the board of directors of Seller shall determine in accordance with the second preceding sentence to provide confidential information or data to any other person, Seller shall do so only under the terms of a confidentiality agreement no less stringent than that previously entered into between the parties hereto and Seller shall enforce such agreement. Subject to the foregoing, Seller will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Seller will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence hereof, with whom Seller or its Subsidiaries, employees, agent or representatives have had any contact with respect to the activities described in clause (a) of such sentence within the preceding six (6) months, of the obligations undertaken in this Section 4.01. Seller will promptly request each such person (other than Purchaser) that has previously executed a confidentiality agreement in connection with its consideration of a business combination with Seller or any Subsidiary of Seller to return or destroy all confidential information previously furnished to such person by or on behalf of Seller or any of its Subsidiaries. By virtue of the execution of this Agreement, Seller acknowledges that Purchaser is a third party beneficiary of any and all confidentiality agreements entered into by Seller in the past six (6) months similar to the confidentiality agreement between the parties hereto, and Seller hereby agrees to enforce such agreements and to permit Purchaser to assist in such enforcement.

         SECTION 4.02 CERTAIN POLICIES OF SELLER. (a) At the written request of Purchaser, Seller shall, and shall cause the Association to, modify and change its loan, litigation, real estate valuation policies and practices (including loan classifications and levels of reserves), investment and asset/liability management policies and practices and operating and internal control procedures after the date on which all required regulatory and stockholder approvals are received and prior to the Effective Time so as to be consistent on a mutually satisfactory basis with those of Purchaser; provided, that such policies and procedures are consistent with GAAP and all applicable laws and regulations.

         (b) Seller's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 4.02.

         (c) Purchaser agrees to hold harmless, indemnify and defend Seller and its subsidiaries and their respective directors, officers and employees, from any loss, claim, liability or other damage caused by or resulting from compliance with this Section 4.02.

         SECTION 4.03 EMPLOYEES AND DIRECTORS. (a) All persons who are employees of the Association or Subsidiaries of Seller, immediately prior to the Effective Time ("Seller's Employees") shall, except persons who resign or are terminated, at the Effective Time, become employees of Purchaser; PROVIDED, HOWEVER, that in no event shall any of Seller's Employees be officers of Purchaser, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position in accordance with the bylaws of Purchaser. Purchaser shall not have any duty or obligation to continue to employ any of Seller's Employees beyond the Effective Time; PROVIDED, HOWEVER, that Purchaser will use reasonable efforts under the circumstances to place or retain such persons after the Effective Time in positions for which they are qualified.

         (b) If it is not practical to enroll Seller's Employees as of the Effective Time in a particular employee benefit plan or program maintained by Purchaser for the benefit of their employees ("Purchaser Plans"), Purchaser shall continue any comparable plan or program of Seller in effect immediately prior to the Effective Time ("Seller Plans") for a transition period. During the transition period, Seller's Employees shall participate in Seller Plans which are continued, and other employees of Purchaser will participate only in Purchaser Plans. At the end of the transition period, Seller's Employees will be eligible to participate in a uniform program of employee benefits applicable to all eligible employees of Purchaser.

         (c) At or as soon as practicable following the Effective Time, Purchaser shall establish and implement a program of compensation and benefits designed to cover all similarly situated employees on a uniform basis (the "New Compensation and Benefits Program"). The New Compensation and Benefits Program may contain any combination of new plans, continuations of plans maintained by Purchaser immediately prior to the Effective Time and continuations of plans maintained by Seller or the Association immediately prior to the Effective Time as Purchaser, in its discretion, may determine. To the extent that it is not practicable to implement any constituent part of the New Compensation and Benefits Program at the Effective Time, Purchaser shall continue in effect any comparable plan maintained immediately prior to the Effective Time for the respective employees of Purchaser, Seller and the Association for a transition period. During the transition period, the persons who were employees of Seller or the Association immediately prior to the Effective Time who become employees of Purchaser at the Effective Time shall continue to participate in the plans of Seller and the Association which are continued for transitional purposes, and all other employees of Purchaser will participate only in the comparable plans of Purchaser which are continued for transitional purposes.

         (d) Each constituent part of the New Compensation and Benefits Program shall recognize, in the case of persons employed by Purchaser, Seller or the Association immediately prior to the Effective Time who are also employed by Purchaser immediately after the Effective Time, all service with or previously recognized by Purchaser, Seller or the Association as service with Purchaser for eligibility and vesting purposes; PROVIDED, HOWEVER, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or (except as required by law) if the Seller and the Association fail to perform any of the covenants contained in sections 4.03(g) through (i) of this Agreement.

         (e) In the case of any constituent part of the New Compensation and Benefits Program which is a life, health or long-term disability insurance plan, to the extent possible on commercially reasonable terms: (A) such plan shall not apply any preexisting condition limitations to persons employed by Purchaser, Seller or the Association who were participating in the corresponding plan immediately prior to the Effective Time for conditions covered under the applicable life, health or long-term disability insurance plans maintained by Purchaser, Seller and the Association as of the Effective Time, (B) each such plan which is a health insurance plan shall honor any deductible and co-payment or out of pocket expenses incurred under the applicable health insurance plans maintained by Purchaser, Seller and the Association as of the Effective Time and
(C) each such plan which is a life or long-term disability insurance plan shall waive any medical certification otherwise required in order to assure the continuation of coverage at a level not less than that in effect immediately prior to the implementation of such plan (but subject to any overall limit on the maximum amount of coverage under such plans).

         (f) As of the Effective Time, Purchaser shall assume and honor in accordance with their terms all employment, severance (including Seller's Employee Severance Compensation Plan) and other compensation agreements, plans (including without limitation the Seller Option Plan and MRP) and arrangements existing prior to the execution of this Agreement which are between Seller or any of its Subsidiaries and any director, officer or employee thereof and which have been disclosed in Seller Disclosure Schedule. Seller shall obtain from each of the Named Individuals named in section 4.03(f) of Seller Disclosure Schedule an agreement (a "Settlement Agreement") to accept in full settlement of his or her rights under the Specified Compensation and Benefits Programs the amounts and benefits determined under his or her Settlement Agreement. As to, and only as to, each individual who enters into a Settlement Agreement, Purchaser acknowledges and agrees that (i) the Merger constitutes a "Change of Control" or "Change in Control" for all purposes pursuant to such agreements, plans and arrangements and (ii) in light of Purchaser's plans relating to management assignments and responsibilities with respect to the business of Purchaser from and after the Effective Time, each director or officer or employee who is a party to, or is otherwise subject to, any such individual agreement or individual arrangement will, upon consummation of the Merger, be entitled to terminate employment thereunder and receive the severance or other similar benefits that are provided thereunder in the event of a termination of employment for "Good Reason", "involuntary termination", constructive discharge, (including, but not limited to, demotion or reduction in compensation) or other similar events. Any director or officer or employee of Seller who is a party to a Settlement Agreement and who intends to terminate employment as of the Effective Time, or who otherwise becomes entitled to benefits thereunder, shall be entitled to receive the cash benefits payable under such Settlement Agreement as a result of such deemed termination on the Closing Date, and Purchaser agrees to pay, if not already paid by Seller, to such person the amount provided for in such Settlement Agreement, by wire transfer of immediately available funds to an account designated by such employee in writing and delivered to Purchaser not less than five (5) business days prior to the Closing Date; PROVIDED, HOWEVER, that prior to payment, the employee executes and delivers to Seller an instrument in form and substance reasonably satisfactory to Purchaser and Seller releasing Purchaser and its affiliates from any further liability for monetary payments under such agreement. Except as expressly provided otherwise in this Agreement or Section 4.03(f) of Seller Disclosure Schedule, Seller shall not accelerate the payment of any amounts or benefits that are or may become payable under this Agreement.

         (g) Prior to December 31, 2001, Seller shall terminate, or cause the Association to terminate, the Supplemental Retirement Agreement, dated as of March 25, 1996, between the Association and Richard F. Komosinski, and shall pay, or cause the Association to pay, the amount determined to be due thereunder (but in no event more than the maximum amount specified in Section 4.03(f) of Seller Disclosure Schedule) in full settlement of Mr. Komosinski's rights thereunder.

         (h) Prior to the date hereof, Seller shall adopt the amendment to the ESOP set forth in Section 4.03(h) of Seller Disclosure Schedule.

         (i) Prior to the date hereof, the Association's board of directors shall adopt the amendment to the Association's 401(k) Savings Plan set forth in
Section 4.03(i) of Seller Disclosure Schedule.

         (j) Purchaser shall pay a minimum aggregate amount of $50,000 in retention incentives to such employees of Seller (excluding all Named Individuals) whose continuing services through a period ending at or after the Effective Time are determined by the Chief Executive Officer of the Purchaser, in consultation with the Chief Executive Officer of the Seller, to be important to the successful completion of the Merger. The Chief Executive Officer of the Purchaser, in consultation with the Chief Executive Officer of the Seller, shall determine the allocation of such retention incentives among the individuals selected.

         SECTION 4.04 ACCESS AND INFORMATION. Upon reasonable notice, Seller shall (and shall cause its Subsidiaries, including, without limitation, the Association, to) afford to Purchaser and its representatives (including, without limitation, directors, officers and employees of Purchaser and its affiliates, and counsel, accountants and other professionals retained) such access during normal business hours and in a manner calculated to minimize any disruption of Seller's operations throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as Purchaser may reasonably request; PROVIDED, HOWEVER, that no investigation pursuant to this Section 4.04 shall affect or be deemed to modify any representation or warranty made herein. Purchaser will not, and will cause its representatives not to, use any information obtained pursuant to this Section
4.04 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, Purchaser will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 4.04 unless such information (i) was already known to Purchaser or an affiliate of Purchaser, other than pursuant to a confidentiality agreement or other confidential relationship, (ii) becomes available to Purchaser or an affiliate of Purchaser from other sources not known by such party to be bound by a confidentiality obligation or agreement, (iii) is disclosed with the prior written approval of Seller or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto (or an affiliate of any party hereto) to be returned to the party which furnished the same. Seller agrees to provide reasonable advance notice to Purchaser of each meeting of its Loan Committee and to allow a representative of Purchaser, identified in advance, to attend each such meeting.

         SECTION 4.05 CERTAIN FILINGS, CONSENTS AND ARRANGEMENTS. Purchaser and Seller shall, and Purchaser shall cause Merger Sub and Seller shall cause the Association to, (a) as soon as practicable (and in any event within forty-five
(45) days after the date hereof) make (or cause to be made) any filings (or, if later, within ten (10) business days of the filing with the SEC of Seller's Annual Report on Form 10-K with respect to the Proxy Statement) and applications and provide any notices, required to be filed or provided in order to obtain all approvals, consents and waivers of governmental authorities and third parties necessary or appropriate for the consummation of the transactions contemplated hereby (including the Bank Merger) or by Seller Option Agreement, (b) cooperate with one another (i) in promptly determining what filings and notices are required to be made or approvals, consents or waivers are required to be obtained under any relevant federal, state or foreign law or regulation or under any relevant agreement or other document and (ii) in promptly making any such filings and notices, furnishing information required in connection therewith and seeking timely to obtain any such approvals, consents or waivers and (c) deliver to the other copies of the publicly available portions of all such filings, notices and applications promptly after they are filed.

         SECTION 4.06 ANTITAKEOVER PROVISIONS. Seller shall (and shall cause its Subsidiaries to) take all steps (i) to exempt or continue to exempt Seller, this Agreement, the Merger, the Bank Merger and Seller Option Agreement from any provisions of an antitakeover nature in Seller's or its Subsidiaries' certificates of incorporation or charters, as the case may be, and bylaws and the provisions of any federal or state antitakeover laws, and (ii) upon the request of Purchaser, to assist in any challenge by Purchaser to the applicability to this Agreement, the Merger or Seller Option Agreement of any federal or state antitakeover law.

SECTION 4.07 ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable governmental entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

         SECTION 4.08 PUBLICITY. The initial press release announcing this Agreement shall be a joint press release and thereafter Seller and Purchaser shall consult with each other in issuing any press releases or otherwise making public statements with respect to the acquisition contemplated hereby and in making any filings with any governmental entity or with any national securities exchange with respect thereto.

         SECTION 4.09 STOCKHOLDERS' MEETING. Seller shall use its best efforts, in accordance with applicable law and its certificate of incorporation and bylaws, to convene a meeting of the holders of Seller Common Stock (the "Stockholder Meeting") as promptly as practicable for the purpose of considering and voting on approval and adoption of the transactions provided for in this Agreement, no later than March 31, 2002. The board of directors of Seller shall
(a) recommend that the holders of Seller Common Stock vote in favor of and approve the Merger and adopt this Agreement, and (b) use its best efforts to solicit such approvals; PROVIDED, HOWEVER, that the board of directors of Seller is not required to recommend that the holders of Seller Common Stock vote in favor of and approve the Merger and adopt this Agreement and solicit such approvals if and only to the extent that there is a BONA FIDE written Acquisition Proposal and (i) the board of directors of Seller, after consultation with outside legal counsel, in good faith deems such action to be inconsistent with the proper discharge of its fiduciary duties under applicable law and (ii) the board of directors of Seller determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a more favorable transaction than the transaction contemplated by this Agreement. Seller, in consultation with Purchaser, shall employ professional proxy solicitors to assist in contacting its stockholders in connection with soliciting favorable votes on the Merger. Seller shall consult Purchaser with respect to the timing of the Stockholder Meetings.

         SECTION 4.10 PROXY STATEMENT. As soon as practicable after the date hereof, Seller shall prepare a Proxy Statement, which shall be reasonably acceptable to counsel to Purchaser, for the purpose of taking stockholder action on the Merger and this Agreement and file the Proxy Statement with the SEC and respond to comments of the staff of the SEC and promptly mail the Proxy Statement to the holders of record (as of the applicable record date) of shares of voting stock of each of Seller. Seller represents and covenants that the Proxy Statement and any amendment or supplement thereto, with respect to the information pertaining to it or its

Subsidiaries at the date of mailing to its stockholders and the date of the Stockholder Meetings to be held in connection with the Merger, will be in compliance with the Exchange Act and all relevant rules and regulations of the SEC and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         SECTION 4.11 NOTIFICATION OF CERTAIN MATTERS. Each party shall give prompt notice to the others of: (a) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and its Subsidiaries taken as a whole to which each party or any Subsidiary is a party or is subject; and (b) any event, condition, change or occurrence which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Event. Each of Seller and Purchaser shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

         SECTION 4.12 ADVISORY BOARD. Purchaser agrees, promptly following the Effective Time, to cause the current independent directors of Seller's board of directors, if they are willing to serve, to be elected or appointed as members of a newly formed advisory board, the function of which shall be to advise Purchaser and its Subsidiaries on deposit and lending activities in Seller's former market area and to maintain and develop customer relationships and to otherwise preserve and enhance Seller's franchise; PROVIDED, HOWEVER, that Purchaser may request the resignation of any member of the advisory board, and such member promptly shall so resign, if Purchaser reasonably determines that such member has a conflict of interest that compromises such member's ability to effectively serve as a member of the advisory board or for any other reason that otherwise would allow for renewal of such person as a director of Purchaser if such person was a member of Purchaser's board of directors. The advisory board shall meet once every calendar quarter and terminate on the first anniversary of the Effective Date unless re-appointed by Purchaser's board of directors. The members of the advisory board shall receive a meeting fee of $1,000.00 per meeting attended payable at such meeting.

         SECTION 4.13 INDEMNIFICATION. (a) From and after the Effective Time through the sixth anniversary of the Effective Date, Purchaser agrees to indemnify and hold harmless each person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Date, a director or officer of Seller or its Subsidiaries or a director or trustee of another entity expressly at Seller's request or direction (each, an "Indemnified Party"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement and Seller Option Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent then permitted under the Banking Law of the State of New York, and to advance any such Costs to each Indemnified Party as they are from time to time incurred (subject to receipt of an undertaking to repay such advances if it is ultimately judicially determined that such Indemnified Party is not entitled to indemnification).

         (b) Any Indemnified Party wishing to claim indemnification under
Section 4.12(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Purchaser thereof, but the failure to so notify shall not relieve Purchaser of any liability it may have hereunder to such Indemnified Party if such failure does not materially and substantially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation, (i) Purchaser shall have the right to assume the defense thereof with counsel reasonably acceptable to the Indemnified Party and Purchaser shall not be liable to such Indemnified Party for any legal expenses of other counsel subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if Purchaser does not elect to assume such defense within a reasonable time or counsel for the Indemnified Party at any time advises that there are issues which raise conflicts of interest between Purchaser and the Indemnified Party (and counsel for Purchaser in its reasonable judgment does not disagree), the Indemnified Party may retain counsel satisfactory to such Indemnified Party, and Purchaser shall remain responsible for the reasonable fees and expenses of such counsel as set forth above, to be paid promptly as statements therefore are received; PROVIDED, HOWEVER, that Purchaser shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any one jurisdiction with respect to any given claim, action, suit, proceeding or investigation unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; (ii) the Indemnified Party will reasonably cooperate in the defense of any such matter; and (iii) Purchaser shall not be liable for any settlement effected by an Indemnified Party without its prior written consent, which consent may be withheld unless such settlement is reasonable in light of such claims, actions, suits, proceedings or investigations against, and defenses available to, such Indemnified Party.

         (c) For a period of three years after the Effective Time, Purchaser shall cause to be maintained in effect for the former directors and officers of Seller coverage under a policy of directors' and officers' liability insurance no less advantageous to the beneficiaries thereof than the current policies of directors' and officers' liability insurance maintained by Seller; provided, however, that in no event shall Purchaser be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Subsection 4.13(d), an aggregate premium of more than $90,000 ("Maximum Amount"); PROVIDED, FURTHER, that if the amount of the premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Purchaser shall obtain the most advantageous coverage of directors' and officers' insurance obtainable for an aggregate premium equal to the Maximum Amount; PROVIDED, FURTHER, that if Purchaser can obtain a policy of directors' and officers' liability insurance for an aggregate premium of $93,000 for a period of greater than three years, the Purchaser shall use commercially reasonable efforts to obtain such a policy for as long a period of time as is commercially available; and PROVIDED, FURTHER, that officers and directors of Seller may be required to make application and provide customary representations and warranties to Purchaser's insurance carrier for the purpose of obtaining such insurance.

         SECTION 4.14 CONSULTING AGREEMENT FOR RICHARD F. KOMOSINSKI. Concurrently with the signing of this Agreement, the Purchaser shall enter into a Consulting Agreement with Richard F. Komosinski in the form set forth at section 4.14 of the Disclosure Letter.

                                   ARTICLE V

                           CONDITIONS TO CONSUMMATION

         SECTION 5.01 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to effect the Merger shall be subject to the fulfillment of the following conditions, none of which may be waived:

         (a) this Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of Seller's stockholders in accordance with applicable law and regulations;

         (b) all necessary regulatory or governmental approvals, consents or waivers required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired; and all other permits, consents, waivers, clearances, approvals, authorizations of and filings with regulatory or governmental bodies and any third parties which are necessary to permit the consummation of the Merger and the other transactions contemplated hereby shall have been obtained or made. None of the approvals or waivers referred to herein shall contain any term or condition which would have a Material Adverse Effect on (x) Seller and its Subsidiaries taken as a whole or
(y) Purchaser and its Subsidiaries taken as a whole;

         (c) no party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger, the Bank Merger or any other transaction contemplated by this Agreement, and no judgment, order or decree of any court shall be in effect, and no statute or rule, and no applicable order or regulation of any governmental agency shall be in effect that would have or is reasonably likely to have a Material Adverse Effect on Seller or its Subsidiaries; and

         (d) no statute, rule, regulation, order injunction or decree shall have been enacted, entered, promulgated, interpreted, applied or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Merger, the Bank Merger or any other transaction contemplated by this Agreement.

         SECTION 5.02 CONDITIONS TO THE OBLIGATIONS OF PURCHASER UNDER THIS AGREEMENT. The obligations of Purchaser to effect the Merger shall be further subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Purchaser:

         (a) each of the obligations of Seller required to be performed by it at or prior to the Closing Date pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of Seller contained in this Agreement shall be true and correct, subject to Sections 2.01 and 2.02, as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty which specifically relates to an earlier date). Purchaser shall have received a certificate to the foregoing effect signed by the president and the chief financial officer of Seller;

         (b) all action required to be taken by, or on the part of, Seller and the Association to authorize the execution, delivery and performance of this Agreement and the consummation by Seller and the Association of the transactions contemplated hereby shall have been duly and validly taken by the board of directors and stockholders of Seller, and Purchaser shall have received certified copies of the resolutions evidencing such authorization;

         (c) Purchaser shall have received certificates (such certificates to be dated as of a day as close as practicable to the Closing Date) from appropriate authorities as to the good standing or corporate existence, as applicable, of Seller and the Association;

         (d) Purchaser shall have obtained the consent or approval of each person (other than the governmental approvals or consents referred to in Section 5.01(b)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which Purchaser or any of its Subsidiaries is a party or is otherwise bound, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser (after giving effect to the transactions contemplated hereby) or upon the consummation of the transactions contemplated hereby;

         (e) Purchaser shall have received an opinion of Thacher Proffitt & Wood, counsel to Purchaser, in form and substance reasonably satisfactory to Purchaser substantially to the effect that:

             (i) for Federal income tax purposes, the Merger will be treated as a purchase by Purchaser of all the outstanding shares of Seller Common Stock held by stockholders of Seller (except Dissenters' Shares); the purchase of shares of Seller Common Stock by Purchaser will be treated as a "qualified stock purchase" within the meaning of Section 338(d)(3) of the Code;

             (ii) none of Purchaser, Merger Sub, Seller or the Association will recognize gain or loss as a result of Purchaser's purchase of shares of Seller Common Stock from the stockholders of Seller;

             (iii) neither the Association nor Seller will recognize gain or loss as a result of the Bank Merger; and

             (iv) neither the Merger nor the Bank Merger shall cause the Association to restore to gross income any of its bad debt reserves previously deducted pursuant to Section 593 of the Code.

             Such opinion may be based on, in addition to the review of such matters of fact and law as Thacher Proffitt & Wood considers appropriate, (i) representations made at the request of Thacher Proffitt & Wood by Purchaser, Seller, stockholders of Seller or Purchaser, or any combination of such persons and (ii) certificates provided at the request of Thacher Proffitt & Wood by officers of Purchaser, Seller and other appropriate persons.

         (f) Seller shall have caused to be delivered to Purchaser "cold comfort" letters or letters of procedures from Seller's independent certified public accountants, dated (i) the date of the mailing of the Proxy Statement to Seller's stockholders and (ii) a date not earlier than five business days preceding the Closing Date and addressed to Purchaser, concerning such matters as are customarily covered in transactions of the type contemplated hereby;

         (g) Seller shall have caused to be delivered to Purchaser an opinion, dated the Closing Date, from the law firm of Jenkens & Gilchrist, counsel to Seller, concerning the following matters:

             (i) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Association is a federally chartered stock savings and loan association duly organized and in existence under the laws of the United States of America;

             (ii) Seller and the Association have the power and authority to carry on the business as described in the Proxy Statement and to consummate the transactions contemplated by this Agreement;

             (iii) this Agreement has been duly authorized and approved by Seller and this Agreement and the transactions contemplated hereby have been approved by the requisite vote of Seller's stockholders and duly authorized, executed and delivered by Seller and this Agreement constitutes the valid and binding obligation of Seller enforceable in accordance with its terms subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity;

             (iv) all acts, other proceedings required to be taken by or on the part of Seller, including the adoption of this Agreement by the stockholders of Seller, and the necessary approvals, consents, authorizations or notifications required to be taken to consummate the transactions contemplated by this Agreement, have been properly taken or obtained; neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, with or without the giving of notice or the lapse of time, or both, will
(i) violate any provision of the certificate of incorporation, charter or bylaws of Seller or the Association, as the case may be; or (ii) violate, conflict with, result in the material breach or termination of, constitute a material default under, accelerate the performance required by, or result in the creation of any material lien, charge or encumbrance upon any of the properties or assets of Seller or the Association pursuant to any indenture, mortgage, deed of trust, or other agreement or instrument to which Seller or the Association are a party or by which it or any of their properties or assets may be bound and of which such counsel is aware, or violate any statute, rule or regulation applicable to Seller or the Association, which would have a Material Adverse Effect on the financial condition, assets, liabilities, or business of Seller or the Association; to the knowledge of such counsel, no consent, approval, authorization, order, registration or qualification of or with any court, regulatory authority or other governmental body, other than as specifically contemplated by this Agreement is required for the consummation by Seller or the Association of the transactions contemplated by this Agreement;

             (v) there are no actions, suits, proceedings or investigations of any nature pending or, to the best knowledge of such counsel, threatened that challenge the validity or legality of the transactions contemplated by this Agreement or Agreement which seek or threaten to restrain, enjoin or prohibit (or obtain substantial damages in connection with) the consummation of such transactions; and

             (vi) there is no litigation, appraisal or other proceeding or governmental investigation pending or, to the best knowledge of such counsel, threatened against or relating to the business or property of Seller or the Association which would have a Material Adverse Effect on the consolidated financial condition of Seller.

         (h) Seller shall have furnished Purchaser with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 5.02 as Purchaser may reasonably request.

         SECTION 5.03 CONDITIONS TO THE OBLIGATIONS OF SELLER. The obligations of Seller to effect the Merger shall be further subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by
Seller:

         (a) each of the obligations of Purchaser required to be performed by it at or prior to the Closing Date pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of Purchaser contained in this Agreement shall be true and correct, subject to Sections 2.01 and 2.02, as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty which specifically relates to an earlier date). Seller shall have received a certificate to the foregoing effect signed by the president and the chief financial officer of Purchaser;

         (b) all action required to be taken by, or on the part of, Purchaser to authorize the execution, delivery and performance of this Agreement and the consummation by Purchaser of the transactions contemplated hereby shall have been duly and validly taken by the board of directors and stockholders of Purchaser, and Seller shall have received certified copies of the resolutions evidencing such authorization;

         (c) Purchaser shall have furnished Seller with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 5.03 as Seller may reasonably request.

                                   ARTICLE VI

                                   TERMINATION

         SECTION 6.01 TERMINATION. This Agreement may be terminated, and the Merger abandoned, prior to the Effective Date, either before or after its approval by the stockholders of Seller and Purchaser:

         (a) by the mutual consent of Purchaser and Seller, if the board of directors of each so determines by vote of a majority of the members of its entire board;

         (b) by Purchaser or Seller, if its board of directors so determines by vote of a majority of the members of its entire board, in the event of (i) the failure of the stockholders of Seller to approve this Agreement at its meeting called to consider such approval; PROVIDED, HOWEVER, that Seller shall only be entitled to terminate this Agreement pursuant to this clause (i) if it has complied with its obligations under Sections 4.09 and 4.10, or (ii) a material breach by the other party hereto of any representation, warranty, covenant or agreement contained herein or occurrence of any event which causes a representation or warranty to become untrue which is not cured or not curable within 20 business days after written notice of such breach is given to the party committing such breach by the other party;

         (c) by Purchaser or Seller by written notice to the other party if either (i) any approval, consent or waiver of a governmental authority required to permit consummation of the transactions contemplated hereby shall have been denied and such denial is final and non-appealable or (ii) any governmental authority of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement; or

         (d) by Purchaser or Seller, if its board of directors so determines by vote of a majority of the members of its entire board, in the event that the Merger is not consummated by August 31, 2002, unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate.

         SECTION 6.02 EFFECT OF TERMINATION. In the event of the termination of this Agreement by either Purchaser or Seller, as provided above, this Agreement shall thereafter become void and, subject to the provisions of Section 8.02, there shall be no liability on the part of any party hereto or their respective officers or directors, except that any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by any other party of any covenant, representation or obligation contained in this Agreement.

         SECTION 6.03 THIRD PARTY TERMINATION. In recognition of the efforts, expenses and other opportunities foregone by Purchaser while structuring the Merger, the parties agree that:

         (a) Seller shall pay to Purchaser a termination fee of Four Million and 00/100 dollars ($4,000,000) in cash on demand within five business days after written demand for payment is made by Buyer if, during a period of eighteen (18) months after the date hereof but prior to the termination of this Agreement in accordance with its terms, either of the following occurs:

            (i) without Purchaser's prior written consent, Seller shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or Seller shall have entered into an agreement with any person (other than Purchaser or any subsidiary of Purchaser) to effect
(A) a merger, consolidation or similar transaction involving Seller or any of its Subsidiaries, (B) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of Seller or any of its Subsidiaries representing in either case 25% or more of the consolidated assets or deposits of Seller and its Subsidiaries or (C) the issuance, sale or other disposition by Seller of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 25% or more of the voting power of

Seller or any of its Subsidiaries (each of (A), (B) or (C), an "Acquisition Transaction"); PROVIDED, HOWEVER, that the term "Acquisition Transaction" does not include any internal merger or consolidation involving only Seller and/or its Subsidiaries; or

             (ii) any person (other than Purchaser, any subsidiary of Purchaser or any transferee of the Option (as defined in the Seller Option Agreement)) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of, or the right to acquire beneficial ownership of, or any "group" (as such term is defined in Section 13(d)(3) of the Exchange Act), other than a group of which Purchaser or any subsidiary of Purchaser is a member, shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, 25% or more of the voting power of Seller or any of its significant subsidiaries; and

         (b) Seller shall pay to Purchaser a termination fee of One Million and 00/100 dollars ($1,000,000) in cash on demand within five business days after written demand for payment is made by Buyer if, after a BONA FIDE proposal is made by a third party to Seller or its stockholders to engage in an Acquisition Transaction, any of the following occurs:

             (i) Seller shall breach any covenant or obligation contained in this Agreement and such breach would entitle Purchaser to terminate this Agreement;

             (ii) the holders of Seller Common Stock shall not approve this Agreement at the meeting (including any adjournments or postponements thereof) of such stockholders held for the purpose of voting on this Agreement, or such meeting shall not have been held by March 31, 2002, or shall have been canceled prior to termination of this Agreement; or

             (iii) Seller's board of directors shall have withdrawn or modified in a manner adverse to Purchaser the recommendation of Seller's board of directors with respect to this Agreement.

         Full payment pursuant to this Section 6.03(a) and (b) shall be deemed to be liquidated damages and, upon such payment, Seller shall have no further liability to Purchaser under this Agreement or the Plan of Bank Merger. In no event shall the aggregate fee payable to Purchaser by Seller pursuant to Section 6.03(a) and (b) exceed $4,000,000. Any fee payable to Purchaser pursuant to this
Section 6.03 shall be reduced dollar for dollar (but shall not be reduced to a negative number) to the extent that the Total Profit (as defined in the Seller Option Agreement) exceeds $4,000,000. Notwithstanding the foregoing, Seller shall not be obligated to pay to Purchaser any termination fee pursuant to this
Section 6.03 in the event that (i) Seller or Purchaser validly terminates this Agreement pursuant to Section 6.01(a) or 6.01(c), (ii) Seller terminates this Agreement pursuant to Section 6.01(b)(ii), or (iii) the Merger is terminated under Section 6.01(d) as a result of Purchaser's failure to satisfy the conditions set forth in Section 5.03.

                                  ARTICLE VII

                   CLOSING, EFFECTIVE DATE AND EFFECTIVE TIME

         SECTION 7.01 EFFECTIVE DATE AND EFFECTIVE TIME. Subject to the provisions of Article V and VI, the closing of the transactions contemplated hereby shall take place at the offices of Thacher Proffitt & Wood, 11 West 42nd Street, New York, New York 10036, on such date (the "Closing Date") and such time as Purchaser reasonably selects within ten business days after the expiration of all applicable waiting periods in connection with approvals of governmental authorities and all conditions to the consummation of this Agreement are satisfied or waived, or on such earlier or later date as may be agreed by the parties, and in any event upon five business days prior written notice to Seller. Prior to the Closing Date, Purchaser and Seller shall execute a certificate of merger in accordance with all appropriate legal requirements and shall immediately thereafter be filed as required by the DGCL, and the Merger provided for herein shall become effective upon such filing or on such date as may be specified in such certificate of merger which date is mutually satisfactory to Seller and Purchaser. The date of such filing or such later effective date is herein called the "Effective Date." The "Effective Time" of the Merger shall be as set forth in such certificate of merger.

         SECTION 7.02 DELIVERIES AT THE CLOSING. Subject to the provisions of Articles V and VI, on the Closing Date there shall be delivered to Purchaser and Seller the documents and instruments required to be delivered under Article V.

                                  ARTICLE VIII

                                  OTHER MATTERS

         SECTION 8.01 CERTAIN DEFINITIONS; INTERPRETATION. As used in this Agreement, the following terms shall have the meanings indicated:

         "material" means material to Purchaser or Seller (as the case may be) and its respective subsidiaries, taken as a whole.

         "person" includes an individual, corporation, limited liability company, partnership, association, trust or unincorporated organization.

         When a reference is made in this Agreement to Sections, Annexes, Exhibits or Schedules, such reference shall be to a Section of, or Annex, Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include", "includes", or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to any other gender.

         SECTION 8.02 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Only those agreements and covenants of those parties that are by their terms applicable in whole or in part after the Effective Time shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of this Agreement and shall not survive the Effective Time. If this Agreement shall be terminated, the agreements of the parties in the last three sentences of Section 4.04, Section
6.02 and Section 8.06 shall survive such termination.

         SECTION 8.03 WAIVER; AMENDMENT. Prior to the Effective Time, any provision of this Agreement may be: (i) waived in writing by the party benefited by the provision; or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto approved by their respective boards of directors, except that, after the vote by the stockholders of Seller, no amendment may be made that would contravene any provision of the DGCL or applicable federal and state banking laws, rules and regulations.

         SECTION 8.04 COUNTERPARTS. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

         SECTION 8.05 GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York, without regard to conflicts of laws principles.

         SECTION 8.06 EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

         SECTION 8.07 NOTICES. All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, overnight courier or facsimile transmission (confirmed in writing) to such party at its address or facsimile number set forth below or such other address or facsimile transmission as such party may specify by notice to the other party hereto.

         If to Seller, to:

               Richard F. Komosinski
               Yonkers Financial Corporation
               6 Executive Plaza
               Yonkers, New York 10701

               Telephone:           (914) 965-2500
               Facsimile:           (914) 965-2548

         With copies to:

               Kip A. Weissman, Esq.
               Jenkens & Gilchrist
               1919 Pennsylvania Avenue, N.W.
               Suite 600
               Washington , D.C. 20006
               Telephone:           (202) 326-1520
               Facsimile:           (202) 326-1555

         If to Purchaser, to:

               Thomas M. O'Brien
               Atlantic Bank of New York
               960 Avenue of the Americas
               New York, New York 10001
               Telephone:           (212) 714-7301
               Facsimile:           (212) 967-9049

         With copies to:

               Robert C. Azarow, Esq.
               Thacher Proffitt & Wood
               11 West 42nd Street
               New York, New York 10036
               Telephone:           (212) 789-1438
               Facsimile:           (212) 789-3599

         SECTION 8.08 ENTIRE AGREEMENT; ETC. This Agreement, together with Seller Option Agreement and the Disclosure Letters, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         SECTION 8.09 ASSIGNMENT. This Agreement may not be assigned by any party hereto without the written consent of the other parties.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                 ATLANTIC BANK OF NEW YORK


                                 By: /s/ THOMAS M. O'BRIEN
                                    -----------------------------------------
                                 Name: Thomas M. O'Brien
                                 Title: President and Chief Executive Officer

                                 YONKERS FINANCIAL CORPORATION


                                 By: /s/ RICHARD F. KOMOSINSKI
                                    -----------------------------------------
                                    Name: Richard F. Komosinski
                                    Title: President and Chief Executive Officer